SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event Reported): August 26, 2004

LEVI STRAUSS & CO.

(Exact name of registrant as specified in its charter)

DELAWARE	333-36234	94-0905160
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1155 BATTERY STREET

SAN FRANCISCO, CALIFORNIA 94111

(Address of principal executive offices, including zip code)

(415) 501-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

ITEM 1.01 AMENDMENT OF MATERIAL DEFINITIVE AGREEMENT

Amendments to Senior Secured Term Loan and Senior Secured Revolving Credit Facility

On August 13, 2004, we entered into a fourth amendment to our senior secured revolving credit facility, dated as of September 29, 2003, as amended on September 30, 2003, October 14, 2003 and March 18, 2004. On August 30, 2004, we entered into an amendment to our senior secured term loan, dated as of September 29, 2003.

The amendments primarily provide for the lenders’ consent to our sale of our Dockers® business, provided that the sale proceeds result in a reduction in our net debt of at least 30%. As further described below, the amendments also provide us greater flexibility to apply the sale proceeds to reduce our currently outstanding debt, as well as make other changes to the financial, operational and negative covenants in the senior secured term loan and senior secured revolving credit facility.

The amendment to the revolving credit facility took effect on August 13, 2004, with the exception of the amendments relating to the sale of the Dockers® business, which will take effect upon our certification that all the conditions to the sale have been satisfied or waived. The amendment to the term loan took effect on August 30, 2004.

Copies of the amendments to the revolving credit facility and term loan are attached hereto as Exhibits 10.55(a) and 10.58(a), respectively.

Amendment to Senior Secured Term Loan

Consent to Sale of Dockers® business

Pursuant to the amendment, we have obtained the necessary lenders’ consents under the term loan to permit our sale of the Dockers® business. As of August 31, 2004, 99% of the lenders had consented to the amendment.

Replacement of Fixed Charge Coverage Ratio with Leverage Ratio.

The consolidated fixed charge coverage ratio has been replaced by a consolidated senior secured leverage ratio, which will also be measured as of the end of each fiscal quarter. The ratio is generally defined as the ratio of consolidated secured debt to “Pro Forma Consolidated EBITDA” (as defined in the amendment) for the previous four fiscal quarters. Pro Forma Consolidated EBITDA includes all restructuring and restructuring related charges but excludes the aggregate amount of cash payments made during such period by us and our subsidiaries in respect of restructuring charges (other than (i) cash payments on restructuring charges incurred prior to May 31, 2004 and (ii) an aggregate of up to $100 million of restructuring charges incurred on or after May 31, 2004 to the extent paid in cash and which we have notified the lenders that we will exclude for purposes of calculating the leverage ratio covenant in any fiscal quarter). It also excludes gains and expenses relating to the Dockers® transaction and is subject to adjustment to account for the pro forma effect of the sale of the Dockers® business on our consolidated net income.

We must ensure that the ratio is not more than:

•	3.50 to 1.00 for any fiscal quarter ending in or prior to August 2005;

•	3.00 to 1.00 for any fiscal quarter ending after August 2005 and in or before February 2007; and

•	2.75 to 1.00 for any fiscal quarter thereafter.

Make-Whole Prepayment Premiums.

The senior secured term loan agreement previously provided us with only a limited ability to voluntarily prepay the term loan prior to March 31, 2007. The amendment to the term loan now permits us to prepay the term loan at any time, subject to the payment of certain make-whole premiums to the lenders if we desire to prepay the loans outside of certain prepayment periods. The periods during which these make-whole premiums are applicable to voluntary prepayments depend on:

•	whether or not the Dockers® sale has been consummated by June 30, 2005;

•	whether or not we have, as of specified dates, refinanced, repaid or otherwise set aside funds for the repayment of our 2006 senior unsecured notes, as required by the term loan agreement; and

•	whether or not a lender consented to the amendment of the term loan.

The make-whole premium is calculated by taking the present value of (i) all interest payments due through to the end of the relevant make-whole period plus (ii) any additional prepayment premium (as described below) if such prepayment were made on the day after the relevant make-whole period.

Additional Prepayment Premiums.

If we choose to prepay the term loan outside of the make-whole periods, we are not required to pay any make-whole premium, but we will be required to pay consenting lenders an additional prepayment premium based on a percentage (which declines over time) of the principal amount of the term loan prepaid. The periods during which we may be required to pay additional prepayment premiums and the amounts payable depend on whether or not the Dockers® sale has been consummated on or prior to June 30, 2005.

Refinancing Condition and Maturity Date.

For consenting lenders, if the Dockers® sale has been consummated on or prior to June 30, 2005, the maturity date of the term loan will be September 29, 2009, regardless of whether or not we have refinanced, repaid or otherwise set aside funds to repay the 2006 notes (which we refer to as the 2006 notes refinancing condition) by May 1, 2006 or whether or not we have refinanced, repaid or otherwise set aside funds to repay the 2008 notes (which we refer to as the 2008 notes refinancing condition) by July 15, 2007, in each case as required by the term loan agreement.

If the Dockers® sale has not been consummated on or prior to June 30, 2005, the maturity date of the term loan will be August 1, 2006 if we have not met the 2006 notes refinancing condition by May 1, 2006, or will be October 15, 2007 if we have not met the 2008 notes refinancing condition by July 15, 2007. These maturity dates also apply with respect to the loans of any lenders who did not consent to the amendment of the term loan.

Certain Mergers and Asset Sales Permitted.

The amendment also permits us to merge or sell all or substantially all of our assets, subject to certain conditions (including financial ratios) similar to those contained in the merger covenant in the indentures relating to our 11.625% senior unsecured notes due 2008 and our 12.25% senior unsecured notes due 2012. The amendment also modifies certain of the negative covenants to permit such mergers or asset sales made in accordance with this provision.

Use of Dockers® Sale Proceeds to Satisfy Debt.

The amendment requires us to apply an amount equal to the net proceeds from the sale of the Dockers® business (less an amount up to $100 million) toward the prepayment, repurchase, or other satisfaction of any debt of our choosing prior to its scheduled maturity.

Additional Fees Payable if Dockers® Sale Not Consummated.

The amendment requires us to pay additional fees to the lenders of (i) 1.00% of each lender’s outstanding loans if the Dockers® sale has not been consummated on or prior to June 30, 2005, or (ii) 0.50% if, prior to such date, we announce that we are no longer pursuing the sale and an additional 0.50% on June 30, 2005.

Amendment to Senior Secured Revolving Credit Facility

Consent to Sale of Dockers® business

Pursuant to the amendment, we have obtained the necessary lenders’ consents under the revolving credit facility to permit our sale of the Dockers® business.

Change to Borrowing Base Calculation.

The asset classes that make up the borrowing base used to calculate borrowing availability under the facility have been expanded by the creation of a new class of assets, comprising cash and investment securities deposited in secured accounts with the administrative agent or other lenders.

Use of Dockers® Sale Proceeds to Satisfy Debt.

The amendment enables us to apply all of the proceeds from the sale of the Dockers® business, plus up to a maximum of $50 million per fiscal year of proceeds from permitted asset sales, toward the prepayment, repurchase, or other satisfaction of any debt of our choosing prior to its scheduled maturity.

Cash Collateralized Letters of Credit.

The amendment enables us to deposit cash or certain investment securities with the administrative agent for the facility to secure our reimbursement and other obligations with respect to letters of credit. Such cash-collateralized letters of credit are subject to lower letter of credit fees.

ITEM 2.05 COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

As a result of our continuing review of our business strategies, plans and operations, on August 26, 2004, we announced that we will be closing our owned and operated manufacturing plant in Adelaide, South Australia, which will result in the elimination of approximately 85 jobs. We expect the plant to cease operations by the end of fiscal 2004. As a result of this action, we estimate that we will incur cash restructuring charges, principally in the form of severance and employee benefits payments, in the range of $3 million to $4 million, which are expected to be paid in the last quarter of fiscal 2004 and/or the first quarter of fiscal 2005.

A copy of the press release announcing the closure is attached hereto as Exhibit 99.1.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits
10.55(a)	Fourth Amendment to Credit Agreement, dated August 13, 2004, by and among the Registrant and Levi Strauss Financial Center Corporation as the Borrowers, the financial institutions named therein as the Lenders, Bank of America, N.A. as the Agent, and, for certain sections only, certain subsidiaries of the Registrant, with reference to that certain Credit Agreement dated as of September 29, 2003, as amended on September 30, 2003, October 14, 2003 and March 18, 2004.

10.58(a)	Amendment No. 1 to the Credit Agreement, dated August 30, 2004, by and among the Registrant as the Borrower, the banks, financial institutions and other institutional lenders named therein as the Lenders, Bank of America, N.A. as Administrative Agent, with reference to that certain Credit Agreement dated as of September 29, 2003.

99.1	Press release, dated August 26, 2004, announcing closure of Adelaide, Australia plant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEVI STRAUSS & CO.

DATE: September 1, 2004	By:	/s/ Gary W. Grellman
	Name:	Gary W. Grellman
	Title:	Vice President, Controller

EXHIBIT INDEX

Exhibit Number	Description
10.55(a)	Fourth Amendment to Credit Agreement, dated August 13, 2004, by and among the Registrant and Levi Strauss Financial Center Corporation as the Borrowers, the financial institutions named therein as the Lenders, Bank of America, N.A. as the Agent, and, for certain sections only, certain subsidiaries of the Registrant, with reference to that certain Credit Agreement dated as of September 29, 2003, as amended on September 30, 2003, October 14, 2003 and March 18, 2004.

10.58(a)	Amendment No. 1 to the Credit Agreement, dated August 30, 2004, by and among the Registrant as the Borrower, the banks, financial institutions and other institutional lenders named therein as the Lenders, Bank of America, N.A. as Administrative Agent, with reference to that certain Credit Agreement dated as of September 29, 2003.

99.1	Press release, dated August 26, 2004, announcing closure of Adelaide, Australia plant.